UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2007

DOMINO’S PIZZA, INC.

DOMINO’S, INC.

(Exact name of Registrant as specified in charter)

Delaware Delaware	001-32242 333-74797	38-2511577 38-3025165
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Numbers)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of Principal Executive Offices)

(734) 930-3030

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 8, 2007, Domino’s Pizza, Inc. (the “Company”) and its wholly-owned subsidiary, Domino’s, Inc. (“Domino’s”), as borrower, entered into a $1.35 billion Bridge Credit Agreement with Lehman Commercial Paper Inc., as administrative agent and swingline lender, JP Morgan Chase Bank, N.A. as letter of credit issuer, the lenders from time to time party thereto, J.P. Morgan Securities Inc., as syndication agent, and Merrill Lynch Commercial Finance Corp., as documentation agent (the “Credit Agreement”).

Under the terms of the Credit Agreement, Domino’s has the ability to borrow up to $1.35 billion, subject to certain terms and conditions, consisting of (i) up to $1.25 billion in the form of bridge term loans available under a multiple-draw term loan facility and (ii) up to $100 million under a revolving credit facility. The terms of the revolving credit facility include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, to be available in U.S. dollars. The Credit Agreement also gives Domino’s the right to increase the bridge term loan facility by up to $250 million if it obtains lenders willing to provide such incremental credit. The loans issued under any such additional tranches will have terms no more favorable than the terms of the bridge term loan facility, except that the interest rate may be up to 0.5% higher.

Borrowings under the bridge term loan facility will bear interest at a rate per annum equal to, at Domino’s option, either (a) a base rate determined by reference to the higher of (1) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50% and (2) the prime commercial lending rate as set forth on the British Banking Association Telerate Page 5 or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. If Domino’s borrows less than $1.0 billion under the bridge term loan and revolving credit facility, then the applicable margin will be zero for base rate loans and 1.0% for LIBOR borrowings. The applicable margins will increase by 0.25% per annum 90 days after the initial draw, will increase by an additional 0.25% per annum 180 days after the initial draw, will increase by 0.50% per annum 270 days after the initial draw and increase by another 0.25% per annum every 90 days thereafter up to and including the date that is 720 days after the initial draw. If Domino’s borrowings under the bridge term loan and revolving credit facility aggregate to over $1.0 billion then the initial applicable margin will be 0.50% for base rate loans and 1.5% for LIBOR borrowings and the margins will increase by 0.50% per annum 270 days after the initial draw and increase by another 0.25% per annum every 90 days thereafter up to and including the date that is 720 days after the initial draw. Any swingline loans will bear interest at a rate equal to the base rate plus the applicable margin.

Domino’s is required to pay a term loan commitment fee equal to 0.75% per annum on the unused amounts of the commitments under the bridge term loans and a revolving credit commitment fee equal to 0.50% per annum in respect of unused commitments thereunder. Domino’s must also pay customary letter of credit fees and agency fees.

The Credit Agreement has a one-year term, but the bridge term loans may be converted, at the expiration of such one-year term, into senior term loans maturing on the fifth anniversary of the initial draw, subject to certain terms and conditions, including the absence of bankruptcy and the payment of a 1.5% fee on the amount of the bridge term loans converted into senior term loans. If the bridge term loans are converted into senior term loans, then the revolving credit facility will also be extended to the fifth anniversary of the initial draw.

The Credit Agreement requires that Domino’s complies on a quarterly basis with certain financial covenants, including a maximum leverage ratio test and a minimum interest coverage ratio test. In addition, the Credit Agreement includes customary representations and warranties, affirmative covenants, negative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, loss of material lien on collateral and change in control. If any such event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

On March 8, 2007, Domino’s borrowed $500 million under the bridge term loan facility of the Credit Agreement, which it used to repay all outstanding borrowings under the Credit Agreement, dated as of July 29, 2002, and amended and restated as of June 25, 2003, as amended, among Domino’s, as borrower, TISM, Inc., as guarantor, the lenders listed therein, as lenders, JPMorgan Chase Bank, as administrative agent, Citicorp North America, Inc., as syndication agent, and Bank One, NA, as documentation agent (the “2003 Credit Facility”), as well as to pay related fees and expenses. Upon repayment of all such outstanding borrowings, the 2003 Credit Facility was terminated.

On March 9, 2007, Domino’s borrowed $280 million under the bridge term loan facility of the Credit Agreement, which it used to purchase $273.6 million in aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2011 (the “2011 Notes”), representing all of the 2011 Notes that were validly tendered and not withdrawn pursuant to the Offer to Purchase and Consent Solicitation Statement dated February 7, 2007 (the “Notes Offer”), as well as to pay related fees and expenses.

Item 1.02	Termination of a Material Definitive Agreement

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

2011 Notes Tender Offer

As announced in a press release dated March 9, 2007, which is attached hereto as Exhibit 99.1, Domino’s purchased pursuant to the Notes Offer approximately $273.6 million in aggregate principal amount of the 2011 Notes, representing all of the 2011 Notes that were validly tendered in the tender offer, for an aggregate purchase price of approximately $291.1 million.

Equity Tender Offer

As announced in a press release dated March 12, 2007, which is attached hereto as Exhibit 99.2, the Company announced the final results of its modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on March 9, 2007. The Company has accepted for purchase an aggregate of 2,242 shares of its common stock at a purchase price of $30.00 per share. Payment for shares accepted for purchase will be made promptly by American Stock Transfer and Trust Company, the depositary for the tender offer.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press Release dated March 9, 2007

99.2	Press Release dated March 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINO’S PIZZA, INC.
DOMINO’S, INC.

/s/ L. David Mounts
Name:	L. David Mounts
Title:	Executive Vice President, Chief Financial Officer

Date: March 12, 2007